Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS, INCREASES ITS DIVIDEND, AND ANNOUNCES SHARE REPURCHASE PROGRAM

Highlights

•	Volume of 147.5 million pounds, an increase of 16.9% year-over-year;

•	Net income and diluted earnings per common share increased $5.3 million to $21.0 million and $0.23 per share to $0.94 per share, respectively;

•	Second quarter 2018 earnings include Alumet, while 2017 earnings include $4.4 million related to recovery of insurance proceeds;

•	Adjusted EBITDA increased $2.8 million to $39.6 million year-over-year;

•	Adjusted diluted earnings per common share increased to $0.97 from $0.80 in the prior year period;

•	The Company declares a quarterly dividend of $0.09 per share, a 50% increase from its previous $0.06 per share rate;

•	The Company enacts a $35 million share repurchase program; and

•	The Company reaffirms 2018 full-year guidance.

Schaumburg, IL., August 2, 2018 Today, Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) reported results for the second quarter ended June 30, 2018 and announced a quarterly dividend of $0.09 per share.

Second Quarter Operating Results
Volume for the second quarter of 2018 increased by 21.3 million pounds, or 16.9%, to 147.5 million pounds compared to 126.2 million pounds in the second quarter of 2017. The increase in volumes includes 15.4 million pounds of incremental volume from A.J. Oster’s acquisition of Alumet. In addition, A.J. Oster grew base volumes in the automotive and electronics / electrical components markets. Olin Brass experienced increased demand in the munitions, automotive and coinage markets. Chase Brass’s electronics / electrical components market volumes increased, but were more than offset by volume declines in the industrial and machinery equipment and building and housing markets.
“Global Brass and Copper’s business continues to strengthen and we are pleased with our second quarter operating results. Our supply chain initiatives, continued focus on driving profitable growth, and the advancement of our strategic initiatives helped drive our strong second quarter results. Olin Brass benefitted from favorable metal mix and sourcing and is continuing to improve profitability through effective product pricing and operational cost management. A.J. Oster results benefited from the integration of the Alumet business and improved service metrics. Despite some operational challenges, Chase Brass improved financial performance with better metal margins and improved raw material sourcing. We refinanced our term loan debt during the second quarter, which reduced our interest rate by 75 basis points, and are utilizing our strong cash position to return value to our shareholders by increasing our quarterly dividend and initiating a $35.0 million share repurchase program,” said John Wasz, GBC's President and Chief Executive Officer.

Net sales for the second quarter of 2018 increased to $459.4 million from $374.8 million in the second quarter of 2017. The increase was primarily attributable to increased commodity prices, the addition of Alumet, and increased volumes. Adjusted sales, our non-GAAP financial measure that reflects the value-added premium over metal replacement cost recovery, increased $30.2 million compared to the prior year, primarily due to our Alumet acquisition ($16.4 million), organic volume increases, and favorable metal mix and sourcing along with improved metal margins. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the second quarter was $21.0 million in 2018, or $0.94 per diluted share, compared to $15.7 million, or $0.71 per diluted share, in 2017. The increase can be attributed to the net of the following:

•	favorable metal mix and sourcing along with improved metal margins ($5.1 million);

•	favorable fluctuations in unrealized gains / losses on derivative contracts of $2.4 million;

•	$2.1 million of income generated from Alumet, a business we acquired in November 2017;

•	favorable lower of cost or market adjustment to inventory of $0.9 million;

•	a decrease in tax expense of $0.8 million, driven by a reduction in the effective tax rate from 35.8% to 27.5%;

•	a decrease in interest expense of $0.4 million;

•	a decrease in share based compensation expense of $0.4 million;

•	refinancing costs of $1.6 million associated with our May 2018 debt refinancing;

•	increased depreciation expense of $0.7 million; and

•	the absence of a $4.4 million benefit recorded in the prior year related to the recovery of insurance proceeds associated with our 2016 production outage.
Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $39.6 million for the second quarter of 2018. As compared to the prior year's second quarter and excluding the $4.4 million of income related to the recovery of insurance proceeds, our Adjusted EBITDA increased by $7.2 million as we had favorable metal mix and sourcing along with improved metal margins of $5.1 million and generated $2.1 million from our Alumet acquisition.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.97 for the second quarter of 2018 compared to $0.80 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release. Adjusted diluted earnings per share fluctuated for reasons similar to the fluctuation in Adjusted EBITDA, in addition to a decrease in tax and interest expense, partially offset by an increase in depreciation expense.
Cash Flow and Leverage
For the six months ended June 30, 2018, we generated $55.3 million of cash from operating activities largely due to cash from earnings.
We ended the quarter with cash of $91.1 million, $314.4 million outstanding under our term loan facility, and $195.4 million available under our asset-based revolving loan facility.
2018 Guidance
We affirm our full-year 2018 guidance and expect:

•	Shipment volumes to range from 570 million pounds to 610 million pounds; and

•	Adjusted EBITDA to range from $127 million to $137 million.
Due to the forward looking nature of Adjusted EBITDA guidance, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure, as we are unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.

Quarterly Dividend
On August 2, 2018, our Board of Directors declared an increase in the quarterly cash dividend from $0.06 per share to $0.09 per share on the Company’s common stock for the second quarter of 2018, an increase of 50%. The dividend will be paid on August 22, 2018 to stockholders of record on the close of business on August 13, 2018.
Stock Repurchase Program
On July 31, 2018, the Company’s Board of Directors authorized a share repurchase program (the “2018 Share Repurchase Program”), whereby we may repurchase up to $35.0 million of our common stock through September 30, 2020.
Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, August 3, 2018 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #1549886. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics / electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$459.4	$374.8	$931.2	$794.3
Cost of sales	(401.5)	(330.6)	(824.3)	(699.5)
Gross profit	57.9	44.2	106.9	94.8
Selling, general and administrative expenses	(23.1)	(19.3)	(46.5)	(42.2)
Operating income	34.8	24.9	60.4	52.6
Interest expense	(4.3)	(4.8)	(8.6)	(9.5)
Loss on extinguishment of debt	(0.5)	—	(0.5)	—
Other (expense) income, net	(0.9)	4.5	(1.0)	4.2
Income before provision for income taxes	29.1	24.6	50.3	47.3
Provision for income taxes	(8.0)	(8.8)	(13.3)	(13.8)
Net income	21.1	15.8	37.0	33.5
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.3)
Net income attributable to Global Brass and Copper Holdings, Inc.	$21.0	$15.7	$36.8	$33.2

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.95	$0.72	$1.68	$1.54
Diluted	$0.94	$0.71	$1.66	$1.50
Weighted average common shares outstanding:
Basic	22.0	21.8	21.9	21.6
Diluted	22.3	22.1	22.2	22.1

Supplemental Non-GAAP Reconciliation
Net sales	$459.4	$374.8	$931.2	$794.3
Metal component of net sales	(297.6)	(243.2)	(616.1)	(523.6)
Adjusted sales	$161.8	$131.6	$315.1	$270.7

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.94	$0.71	$1.66	$1.50
Unrealized loss (gain) on derivative contracts	(0.08)	0.03	0.03	0.06
Refinancing costs	0.07	—	0.07	—
Lower of cost or market adjustment to inventory	(0.01)	0.03	(0.05)	—
Share-based compensation expense	0.06	0.09	0.14	0.20
Step-up costs from acquisition accounting	—	—	0.01	—
Tax impact on above adjustments (a)	(0.01)	(0.06)	(0.05)	(0.23)
Adjusted diluted earnings per common share	$0.97	$0.80	$1.81	$1.53

(a) Calculated based on our estimated tax rate, including tax benefits related to the vesting of share awards and option exercises.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Net income attributable to Global Brass and Copper Holdings, Inc.	$21.0	$15.7	$36.8	$33.2
Interest expense, net	4.3	4.7	8.6	9.4
Provision for income taxes	8.0	8.8	13.3	13.8
Depreciation expense	5.2	4.5	10.3	9.0
Amortization expense	0.1	—	0.2	—
Unrealized loss (gain) on derivative contracts	(1.8)	0.6	0.6	1.4
Refinancing costs	1.6	—	1.6	—
Lower of cost or market adjustment to inventory	(0.2)	0.7	(1.1)	(0.1)
Share-based compensation expense	1.4	1.8	3.1	4.3
Step-up costs from acquisition accounting	—	—	0.2	—
Adjusted EBITDA	$39.6	$36.8	$73.6	$71.0

Segment Results of Operations

	Three Months Ended June 30,		Change 2018 vs. 2017
(in millions)	2018	2017	Amount	Percent
Pounds shipped (a)
Olin Brass	68.8	63.4	5.4	8.5%
Chase Brass	54.0	54.5	(0.5)	(0.9)%
A.J. Oster	35.1	18.9	16.2	85.7%
Corporate and other (b)	(10.4)	(10.6)	0.2	1.9%
Total	147.5	126.2	21.3	16.9%
Net sales
Olin Brass	$198.2	$178.8	$19.4	10.9%
Chase Brass	159.5	141.1	18.4	13.0%
A.J. Oster	124.2	75.0	49.2	65.6%
Corporate and other (b)	(22.5)	(20.1)	(2.4)	(11.9)%
Total	$459.4	$374.8	$84.6	22.6%
Adjusted EBITDA
Olin Brass	$20.1	$14.4	$5.7	39.6%
Chase Brass	18.4	17.9	0.5	2.8%
A.J. Oster	6.1	4.3	1.8	41.9%
Total Adjusted EBITDA of operating segments	$44.6	$36.6	$8.0	21.9%
Corporate and other (c)	(5.0)	0.2	(5.2)	N/M
Total consolidated Adjusted EBITDA	$39.6	$36.8	$2.8	7.6%

	Six Months Ended June 30,		Change 2018 vs. 2017
(in millions)	2018	2017	Amount	Percent
Pounds shipped (a)
Olin Brass	132.1	130.3	1.8	1.4%
Chase Brass	111.1	114.0	(2.9)	(2.5)%
A.J. Oster	68.9	37.1	31.8	85.7%
Corporate and other (b)	(20.8)	(21.2)	0.4	1.9%
Total	291.3	260.2	31.1	12.0%
Net sales
Olin Brass	$398.3	$393.6	$4.7	1.2%
Chase Brass	331.1	295.2	35.9	12.2%
A.J. Oster	245.7	149.7	96.0	64.1%
Corporate and other (b)	(43.9)	(44.2)	0.3	0.7%
Total	$931.2	$794.3	$136.9	17.2%
Adjusted EBITDA
Olin Brass	$34.1	$26.9	$7.2	26.8%
Chase Brass	37.0	38.3	(1.3)	(3.4)%
A.J. Oster	11.8	6.8	5.0	73.5%
Total Adjusted EBITDA of operating segments	$82.9	$72.0	$10.9	15.1%
Corporate and other (c)	(9.3)	(1.0)	(8.3)	N/M
Total consolidated Adjusted EBITDA	$73.6	$71.0	$2.6	3.7%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) The three and six months ended June 30, 2017 includes $4.4 million and $7.4 million, respectively, of insurance proceeds relating to a production outage in 2016.
N/M - not meaningful

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$91.1	$59.0
Accounts receivable (net of allowance of $1.0 for both periods)	197.0	197.8
Inventories	235.9	208.1
Prepaid expenses and other current assets	9.4	11.7
Income tax receivable	—	3.6
Total current assets	533.4	480.2
Property, plant and equipment, net	142.1	142.9
Goodwill	4.5	4.5
Intangible assets, net	1.8	2.0
Deferred income taxes	14.5	16.1
Other noncurrent assets	5.8	6.5
Total assets	$702.1	$652.2
Liabilities and equity
Current liabilities:
Current portion of debt	$5.0	$5.0
Accounts payable	138.8	117.1
Accrued liabilities	30.6	36.0
Accrued interest	0.2	0.2
Income tax payable	1.3	0.5
Total current liabilities	175.9	158.8
Noncurrent portion of debt	307.1	309.0
Other noncurrent liabilities	37.9	37.1
Total liabilities	520.9	504.9
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,515,822 and 22,133,764 shares issued, respectively	0.2	0.2
Additional paid-in capital	58.3	54.5
Retained earnings	131.5	97.3
Treasury stock - 341,678 and 226,576 shares, respectively	(10.0)	(6.6)
Accumulated other comprehensive loss	(3.7)	(2.9)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	176.3	142.5
Noncontrolling interest	4.9	4.8
Total equity	181.2	147.3
Total liabilities and equity	$702.1	$652.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in millions)	2018	2017
Cash flows from operating activities
Net income	$37.0	$33.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(1.1)	(0.1)
Unrealized (gain) loss on derivatives	0.6	1.4
Depreciation	10.3	9.0
Amortization of intangible assets	0.2	—
Amortization of debt discount and issuance costs	0.6	0.6
Loss on extinguishment of debt	0.5	—
Share-based compensation expense	3.1	4.3
Provision for bad debts, net of reductions	0.4	0.4
Deferred income taxes	1.7	—
Loss on disposal of property, plant and equipment	0.1	—
Change in assets and liabilities, net of effects of business acquisition:
Accounts receivable	0.8	(38.6)
Inventories	(26.8)	(5.2)
Prepaid expenses and other current assets	1.5	1.7
Accounts payable	25.4	17.6
Accrued liabilities	(4.4)	(9.4)
Income taxes, net	4.3	2.0
Other, net	1.1	(0.2)
Net cash provided by (used in) operating activities	55.3	17.0
Cash flows from investing activities
Capital expenditures	(12.7)	(12.5)
Business acquisition	(1.6)	—
Net cash used in investing activities	(14.3)	(12.5)
Cash flows from financing activities
Borrowings on ABL Facility	0.4	0.4
Payments on ABL Facility	(0.4)	(0.4)
Payments of debt issuance costs	(0.4)	—
Proceeds from term loan	25.4	—
Payments on term loan	(27.0)	(1.6)
Principal payments under capital lease obligation	(0.9)	(0.7)
Dividends paid	(2.8)	(1.7)
Proceeds from exercise of stock options	0.7	0.7
Share repurchases	(3.4)	(5.0)
Net cash used in financing activities	(8.4)	(8.3)
Effect of foreign currency exchange rates	(0.5)	(0.5)
Net increase (decrease) in cash	32.1	(4.3)
Cash and cash equivalents at beginning of period	59.0	88.2
Cash and cash equivalents at end of period	$91.1	$83.9
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$3.2	$2.3

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a last-in, first out (“LIFO”) layer of metal inventory;

•	share-based compensation expense;

•	refinancing costs;

•	restructuring and other business transformation charges;

•	inventory step-up costs related to acquisition accounting;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our chief operating decision maker (“CODM”) to evaluate segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.

Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our CODM to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make or may make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Important factors that could cause actual results to differ materially from these expectations include, among other things, general market conditions, market demand and competitive factors, our ability to implement business and acquisition strategies, our ability to address unexpected operational issues, and our ability to continue to implement our balanced book approach.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.